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PNC BANK CORP. AND SUBSIDIARIES                                    EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS

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

                                                                                      Year ended December 31
                                             Nine months ended    ----------------------------------------------------------------
Dollars in thousands                        September 30, 1996          1995          1994         1993         1992         1991
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
EARNINGS
Income before taxes and cumulative effect of
   changes in accounting principles                 $1,107,728      $627,012    $1,209,916   $1,140,487     $787,994     $(38,578)
Fixed charges and preferred stock dividends
   excluding interest on deposits                      839,507     1,492,391     1,112,564      712,339      592,902      624,000
                                                    ------------------------------------------------------------------------------
     Subtotal                                        1,947,235     2,119,403     2,322,480    1,852,826    1,380,896      585,422
Interest on deposits                                 1,073,786     1,551,816     1,159,242    1,005,658    1,546,576    2,739,565
                                                    ------------------------------------------------------------------------------
     Total                                          $3,021,021    $3,671,219    $3,481,722   $2,858,484   $2,927,472   $3,324,987
                                                    ------------------------------------------------------------------------------

FIXED CHARGES
Interest on notes and debentures                      $513,853      $620,415      $556,432     $316,031     $201,977     $137,323
Interest on borrowed funds                             300,292       834,654       514,133      360,288      353,633      449,107
Amortization of notes and debentures                       612           927         1,761        1,418        1,505        1,119
Interest component of rentals                           23,127        31,283        32,247       26,491       25,739       26,041
Preferred stock dividend requirements                    1,623         5,112         7,991        8,111       10,048       10,410
                                                    ------------------------------------------------------------------------------
     Subtotal                                          839,507     1,492,391     1,112,564      712,339      592,902      624,000
Interest on deposits                                 1,073,786     1,551,816     1,159,242    1,005,658    1,546,576    2,739,565
                                                    ------------------------------------------------------------------------------
     Total                                          $1,913,293    $3,044,207    $2,271,806   $1,717,997   $2,139,478   $3,363,565
                                                    ------------------------------------------------------------------------------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                            2.32x         1.42x         2.09x        2.60x        2.33x         .94x
Including interest on deposits                            1.58          1.21          1.53         1.66         1.37          .99
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